Exhibit 99.2
November 1, 2010
Dear Shareholders,
During the third quarter, Primus continued to focus on executing our business and financial strategy, which centers on managing our credit protection business in amortization, reducing expenses and returning capital to shareholders.
As part of that strategy, we entered into an agreement to divest CypressTree Investment Management, LLC (CypressTree), our collateralized loan obligation (CLO) asset management business and we continued to actively manage Primus Financial’s credit swap portfolio as it amortizes by unwinding our portfolio of credit swaps with Lehman Brothers Special Financing Inc.
We also announced today the implementation of our management succession plan. Richard Claiden, our chief operating officer and chief financial officer, succeeds me as chief executive officer and joins the Primus Guaranty board. Richard and I have worked closely together since he joined Primus over seven years ago. I believe his experience, knowledge and integrity ideally suit him to lead the Company forward as it works to preserve and return value to shareholders. Chris Gerosa, our treasurer, takes on Richard’s previous responsibilities as chief financial officer.
I am grateful to our shareholders, debt investors, counterparties, board of directors and employees for the tremendous support and commitment they have provided to Primus and to me since I helped to found the Company back in 1999. The past 11 years have been a period of significant accomplishment for us. In my view, these achievements were driven in large part through the alignment of our management team around building value for shareholders.
Consider what the Company attained over the past decade. We developed Primus Financial, the first credit derivatives product company (CDPC), a new model for selling credit protection to counterparties. We raised $155 million in start-up capital from our original strategic investors to launch Primus Financial. We attracted nearly three dozen global bank and financial institution counterparties. We grew the Primus Financial credit swap portfolio to $24 billion, comprised primarily of investment grade credit risk. We successfully completed our initial public offering, raising $110 million, and listed on the New York Stock Exchange. We raised $425 million in additional debt and preferred capital to support our business growth. We expanded our credit asset management platform, managing at our peak $3.7 billion in structured credit vehicles for third-parties.
When the financial crisis hit, we knew it signaled significant changes in our markets and for our company, and we took steps to address those changes. Our focus shifted to preserving the value we believe we had created in our credit protection business. We undertook a series of portfolio repositioning and risk mitigating transactions designed to de-risk the portfolio. We believe these efforts have significantly reduced Primus Financial’s exposure to certain higher risk tranches, single-name reference entities and industry concentrations, particularly the monoline financial guarantors.

The agreement we entered into with Lehman Brother Special Financing Inc. (LBSF) during the third quarter should be viewed in this context. At the time of the transaction, LBSF, which filed for bankruptcy in 2008, had approximately $1.1 billion of credit default swaps outstanding with Primus Financial. This included five reference entities with a notional principal of $66 million that suffered credit events over the course of the last two years. As LBSF was in default as a counterparty to Primus Financial, we could have taken the course of entering into protracted litigation versus a settlement. We felt a settlement was in the best interests of shareholders particularly in consideration that Primus Financial is in amortization.
To terminate all credit swaps and settle all outstanding claims with LBSF, Primus Financial paid LBSF $17.5 million. Premiums unpaid by LBSF and owing to Primus Financial totaled approximately $16 million at the time of settlement. The mark-to-market value of the portfolio, together with the settlement prices of the credit default swaps which had suffered credit events, totaled approximately $54.4 million in favor of LBSF. The current portfolio also included exposure to three financial guaranty companies, including Ambac Financial Group, Inc.
With the Lehman transaction and with the portfolio maturities during the quarter, Primus Financial’s credit swap portfolio showed a significant decline to $11.8 billion at September 30, 2010, compared to $14.1 billion at June 30, 2010 and $16.4 billion at March 31, 2010. We expect to receive premiums in excess of $108 million on the credit swap portfolio assuming all swaps run to their full maturity. The portfolio’s weighted average rating was A- and the weighted average remaining tenor was 2.18 years.
Primus Financial’s capital position at the end of the September quarter totaled $562.7 million. Given the size of the portfolio and its current level of capital, we have significantly reduced leverage within Primus Financial. At its peak, Primus Financial’s leverage ratio ranged between 30:1 and 35:1. At September 30, 2010 it was 21:1.
Primus Financial’s current capital position, risk profile and leverage ratio indicate the value that we believe is embedded within the Company today. Our efforts since the onset of the financial crisis have been geared specifically to preserving that value. These efforts and Primus’ value have not gone unnoticed by investors, as reflected in the more than four-fold increase in share price since the depths of the financial crisis.
As I noted earlier, we also announced during the quarter that Primus entered into a binding letter of intent to sell CypressTree, to Commercial Industrial Finance Corp. (CIFC). CIFC is a top-performing credit asset management business that manages $3.6 billion in assets across seven collateralized loan obligations. The firm’s team of 15 investment professionals averages 17 years of experience and is led by Peter Gleysteen, a pioneer of the U.S. corporate loan market. While CLO management is no longer a core business for Primus, CIFC’s talent, experience and track record helps to ensure that our CLOs and CLO investors remain in the hands of one of the premier credit investment firms. We expect the transaction to close early in November.
The divestiture of CypressTree, coupled with the management and other staff and operational changes that are underway, will help to reduce Primus’s operating expenses. We anticipate that additional actions along these lines will be taken in the fourth quarter. Richard and the management team are currently working on the Company’s budget for 2011 which should reflect the expense-reduction actions that have been and will be taken.

In closing, Primus is now well along in executing its current strategy of managing our credit protection business in amortization, reducing expenses and returning capital to shareholders. We have completed a number of de-risking transactions, are divesting non-core businesses and are in the process of downsizing the Company and streamlining expenses.
Given this strategy and the progress we have made, now is the time for me to move on. I look forward to taking on a new challenge in the financial services and credit markets. As I do so, I am confident in Primus’ future with Richard Claiden leading the Company. It has been my privilege to serve as Primus’ chief executive officer and as a member of its board of directors.
Sincerely,
/S/ Thomas W. Jasper
Thomas W. Jasper
Chief Executive Officer

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